Exhibit 99.1

[LOGO] QUANTA SERVICES	PRESS RELEASE

FOR IMMEDIATE RELEASE

03-04

Contacts:	James Haddox, CFO	Ken Dennard / kdennard@drg-e.com
	Reba Reid	Lisa Elliott / lisae@drg-e.com.com
	Quanta Services, Inc.	DRG&E
	713-629-7600	713-529-6600

QUANTA SERVICES REVISES FIRST QUARTER GUIDANCE

Management to Present at SunTrust Conference and Web Cast Monday

HOUSTON—April 4, 2003—Quanta Services, Inc. (NYSE: PWR) today announced that it expects lower than previously announced earnings for its first quarter ended March 31, 2003. Quanta expects a first quarter net loss per share ranging between $0.05 and $0.06 per share compared to the previously reported expectation of breakeven. The revised expectations are due primarily to project delays and increased costs associated with extreme weather conditions throughout the country in the first quarter.

Revenues for the first quarter are expected to be approximately $355 million, which is at the low end of the previously reported range of $350 million to $370 million. Quanta’s guidance for the year 2003 remains unchanged and the company remains in compliance with its bank covenants. As previously announced, revenues for the year 2003 are expected to range between $1.65 billion and $1.70 billion and earnings per share in the range of $0.28 to $0.36. Actual first quarter results will be announced in early May.

“The unusual weather conditions that struck most of the nation in February and March hindered the progress of several projects,” said John Colson, chairman and chief executive officer of Quanta Services. “The extreme cold and large amounts of snow in the Northeastern part of the U.S., combined with twice the normal precipitation in many areas of the South and Southeast and a record-breaking, 40-inch snowfall that paralyzed the front range of the Rocky Mountain area not only kept our crews from working, but also prohibited some of our offices from opening for several days.”

Mr. Colson and James Haddox, Quanta’s chief financial officer, will present and discuss the company’s current operating environment at the SunTrust Robinson Humphrey 32st Annual Institutional Conference, Monday, April 7, 2003, from 1:30 p.m.-2:05 p.m. Eastern time. A live audio web cast of this presentation with an accompanying slide presentation will be available on the company’s web site at www.quantaservices.com and will be archived on the site for approximately 60 days. The conference will be held from April 6-9, 2003 at the Ritz-Carlton, Buckhead in Atlanta, Georgia.

Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

This press release contains various forward-looking statements and information, including management’s expectations of revenues and earnings per share for first quarter and fiscal year 2003, that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters, future growth in the electric utility and telecommunication industries, and general risks related to the industries in which Quanta operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company’s reports filed under the Securities Exchange Act of 1934.